Exhibit 10.1

INDUCEMENT RESTRICTED STOCK AGREEMENT

HATTERAS FINANCIAL CORP.

MANAGEMENT ROLLOVER PLAN

GRANTEE:

NO. OF SHARES:

This Inducement Restricted Stock Agreement (the “Agreement”) evidences the award of                      restricted shares (each, an “Award Share,” and collectively, the “Award Shares”) of the Common Stock of Hatteras Financial Corp., a Maryland corporation (the “Company”), granted to you,                     , effective as of                          (the “Grant Date”), pursuant to the Management Rollover Plan (the “Plan”) set forth in the Interest Purchase Agreement, dated as of June 19, 2015, by and among the Company, Wind River TRS LLC, a Delaware limited liability company (“Wind River”), each of the Sellers named therein, Pingora Holdings, L.P., a Delaware limited partnership (“Pingora”) and SCP IV Pingora AIV U.S., Inc., a Delaware corporation, and conditioned upon your agreement to the terms described below.

1. Terminology. Unless otherwise provided in this Agreement, capitalized words used herein are defined in the glossary at the end of this Agreement.

2. Vesting.

(a) All of the Award Shares are nonvested and forfeitable as of the Grant Date.

(b) One-fifth of the Award Shares will vest and become nonforfeitable on each of the first five anniversaries of the Grant Date provided that your Service with the Company or an Affiliate is continuous from the Grant Date through the anniversary of the Grant Date, such that 100% of the Award Shares will be vested and nonforfeitable on the fifth anniversary of the Grant Date if your Service is continuous until such date.

(c) If a Change in Control of the Company or Wind River occurs and you remain in continuous Service from the Grant Date until the date of the Change in Control, all outstanding unvested Award Shares shall become 100% vested, notwithstanding that you may resign in connection with the Change in Control of the Company or Wind River upon such Change in Control of the Company or Wind River.

(d) If you remain in continuous Service from the Grant Date until the date that your employment by the Company and its Affiliates ceases by reason of death, then all outstanding unvested Award Shares shall become 100% vested.

(e) If you remain in continuous Service from the Grant Date until the date that your employment by the Company and its Affiliates is terminated by the Company or its Affiliates other than for Cause or by you for Good Reason, then all outstanding unvested Award Shares granted pursuant to this Agreement shall become 100% vested.

(f) Unless otherwise determined by the Administrator, none of the Award Shares will become vested and nonforfeitable after your Service with the Company ceases.

3. Termination of Employment or Service.

Unvested Award Shares. If your Service with the Company and its Affiliates ceases for any reason, except as otherwise specified in Section 2(d) or (e), all Award Shares that have not vested and become nonforfeitable on or before the date your Service with the Company and its Affiliates ends will be immediately forfeited by you and transferred to the Company upon such cessation for no consideration.

4. Restrictions on Transfer.

(a) Until an Award Share becomes vested and nonforfeitable, it may not be sold, assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process.

(b) You hereby represent and warrant to the Company as follows:

(i) You understand that the Company may, in its discretion, impose restrictions on the sale, pledge or other transfer of the Award Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company, such restrictions are necessary or desirable to comply with the Securities Act, the securities laws of any State or any other law.

(ii) You are aware that your investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss.

(c) Any attempt to dispose of any such Award Shares in contravention of the restrictions set forth in Section 4(a) or that the Company imposes pursuant to Section 4(b) shall be null and void and without effect. The Company shall not be required to (i) transfer on its books any Award Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Award Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Agreement.

5. Stock Certificates. You are reflected as the owner of record of the Award Shares as of the Grant Date on the Company’s books. The Company or an escrow agent appointed by the Administrator will hold in escrow the share certificates for safekeeping, or the Company may otherwise retain the Award Shares in uncertificated book entry form, until the Award Shares become vested and nonforfeitable and until they may be transferred freely without restriction under this Agreement. Until the Award Shares become vested and nonforfeitable, any share certificates representing such shares will include a legend to the effect that you may not sell, assign, transfer, pledge, or hypothecate the Award Shares. As soon as practicable after vesting of the Award Shares, the Company will deliver a share certificate to you, or deliver shares electronically or in certificate form to your designated broker on your behalf, for such vested Award Shares. Upon the request of the Administrator, you shall deliver to the Company a stock power, endorsed in blank, with respect to any Award Shares that have been forfeited pursuant to this Agreement.

6. Tax Election and Tax Withholding.

(a) You hereby agree to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the grant or vesting of the Award Shares. The Company shall have the right to deduct from any compensation or any other payment of any kind due you (including withholding the issuance or delivery of shares of Common Stock or redeeming Award Shares) the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the grant or vesting of the Award Shares in whole or in part; provided, however, that the value of the shares of Common Stock withheld or redeemed may not exceed the statutory minimum withholding amount required by law. In lieu of such deduction, the Company may require you to make a cash payment to the Company equal to the amount required to be withheld. If you do not make such payment when requested, the Company may refuse to issue any Common Stock certificate under this Agreement until arrangements satisfactory to the Administrator for such payment have been made.

(b) You hereby acknowledge that you have been advised by the Company to seek independent tax advice from your own advisors regarding the tax consequences arising from the grant of vesting of the Award Shares and the availability and advisability of making an election under Section 83(b) of the Code, and that any such election, if made, must be made within 30 days of the Grant Date. You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that a copy of such election is also delivered to the Company. You may not rely on the Company or any of its officers, directors or employees for tax, legal or financial advice regarding this award. You acknowledge that you have sought tax, legal and financial advice from your own advisors regarding this award or have voluntarily and knowingly foregone such consultation.

7. Adjustments for Corporate Transactions and Other Events.

(a) Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of Award Shares and the number of such Award Shares that are nonvested and forfeitable shall, without further action of the Administrator, be adjusted to reflect such event. The Administrator shall make adjustments, in its discretion, to address the treatment of fractional shares with respect to the Award Shares as a result of the stock dividend, stock split or reverse stock split; provided that such adjustments do not result in the issuance of fractional Award Shares. Adjustments under this Section 7 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

(b) Binding Nature of Agreement. The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, to the same extent as the Award Shares with respect to which such additional and/or substitute securities are distributed, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or similar event, except as otherwise determined by the Administrator. If the Award Shares are converted into or exchanged for, or shareholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.

8. Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter your at-will or other employment status or other service relationship with the Company and its Affiliates, nor be construed as a contract of employment or service relationship between the Company or an Affiliate and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company or an Affiliate for any period of time, or as a limitation of the right of the Company or an Affiliate to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Award Shares or any other adverse effect on your interests in the Award Shares.

9. Rights as Shareholder. Except as otherwise provided in this Agreement with respect to the nonvested and forfeitable Award Shares, you will possess all incidents of ownership of the Award Shares, including the right to vote the Award Shares and receive dividends and/or other distributions declared on the Award Shares.

10. The Company’s Rights. The existence of the Award Shares shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

12. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Award Shares granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Award Shares granted hereunder shall be void and ineffective for all purposes.

13. Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Award Shares as determined in the discretion of the Administrator, except as provided in a written document signed by each of the parties hereto.

14. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of North Carolina, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto will be brought in the federal or state courts in the districts which include Winston Salem, North Carolina, and you hereby agree and submit to the personal jurisdiction and venue thereof.

15. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Electronic Delivery of Documents. By your signing this Agreement, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Award Shares and any reports of the Company provided generally to the Company’s shareholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

18. Market Stand-Off Agreement. You agree that in connection with any registration statement of the Company filed under the Securities Act, for the duration specified by and to the extent requested by the Company and an underwriter of Common Stock or other securities of the Company, you will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction is to be settled by delivery of such securities or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, in each case during the seven days prior to and the 180 days after the effectiveness of any underwritten offering of the Company’s equity securities (or such longer or shorter period as may be requested in writing by the managing underwriter and agreed to in writing by the Company) (the “Market Stand-Off Period”), except as part of such underwritten registration if otherwise permitted. In addition, you agree to execute any further letters, agreements and/or other documents requested by the Company or its underwriters which are consistent with the terms of this Section 18. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Stand-Off Period.

GLOSSARY

(a) “Administrator” means the Board of Directors of Hatteras Financial Corp. (the “Board”) or such committee or committees appointed by the Board to administer the Plan.

(b) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with Hatteras Financial Corp. (including but not limited to joint ventures, limited liability companies and partnerships) or with which the Company has entered into a service agreement, including the person or persons, if any, appointed or employed by or contracted with the Company from time to time and responsible for directing or performing day-to-day business affairs or operations of the Company, including any person or persons to whom the manager subcontracts any of such functions. For this purpose, “control” means ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

(c) “Cause” means that you have: (i) committed a material act of dishonesty related to your job duties; (ii) committed an act or acts of fraud, moral turpitude or constituting a felony (other than a felony relating to the operation of a motor vehicle that causes no damage other than damage to motor vehicles); (iii) failed to obtain the consent of the Chief Executive Officer of the Company prior to engaging in any business with any family members, their affiliates or any entities they work with; (iv) materially breached any provision of this Agreement or any other agreement between you and the Company or Wind River (including, without limitation, Article IV of the Employment Agreement, dated as of August 31, 2015, by and among you, the Company and Wind River (the “Employment Agreement”)), and/or taken or failed to take any action in contravention of the Company’s employee policies or charters in each case that has an adverse impact on the Company or its business; (v) engaged in any intentional act or gross negligence in performance of your duties or otherwise with respect to the Company or Wind River; (vi) refused, after notice thereof, to perform specific reasonable directives from the Board of Directors or the Chief Executive Officer of the Company and that are reasonably consistent with the scope and nature of your duties and responsibilities; (vii) engaged in use of illegal drugs at the workplace; (viii) refused, upon request by the Company (which request may be provided by the Company in the Company’s sole discretion at any reasonable time while you are employed by the Company) to be screened or tested for drug use; (ix) engaged in dishonesty during your hiring process; or (x) failed to disclose to the Chief Executive Officer of the Company any conflict of interest.

(d) “Change in Control” means (i) the acquisition (other than from the Company) in one or more transactions by any Person (as defined below) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the completions of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that if a Change in Control (as defined in clauses (i), (ii) or (iii)) constitutes a payment event for any award that constitutes “nonqualified deferred compensation” that is subject to Code Section 409A, no payment will be made under that award on account of a Change in Control unless the event described in clause (i), (ii) or (iii) above, as applicable, constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5). For purposes of this section, a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the Common Stock in a registered public offering. For purposes of determining whether a Change in Control has occurred pursuant to this definition, the “Company” shall mean Hatteras Financial Corp or Wind River, as applicable.

(e) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(f) “Common Stock” means shares of common stock of the Company, par value of $.001 per share.

(g) “Company” means Hatteras Financial Corp. and its Affiliates, except where the context otherwise requires.

(h) “Good Reason” means (i) a change in your position with the Company which results in a material diminution of your authority, duties or responsibilities; (ii) a material reduction in the annual rate of your base salary; (iii) a change in the location of your principal office to a different place that is more than fifty miles from your principal office immediately prior to such change; or (iv) a material breach of the Employment Agreement by the Company. A resignation by you shall not be with “Good Reason” unless you give the Company written notice specifying the event or circumstance that you assert constitutes Good Reason, the notice is given no more than ninety days after the occurrence of the event or the initial existence of the circumstance that you assert constitutes Good Reason and the Company has failed to remedy or cure the event or circumstance during the thirty day period after such written notice is given to the Company.

(i) “Securities Act” means the Securities Act of 1933, as amended.

(j) “Service” means your employment or other service relationship with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed or otherwise have a service relationship is not Hatteras Financial Corp., or an Affiliate of Hatteras Financial Corp.

(k) “Wind River” means Wind River TRS LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company.

(l) “You”; “Your”. You means the recipient of the Award Shares as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

Hatteras Financial Corp.

By:

Date:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein. The undersigned also consents to electronic delivery of all notices or other information with respect to the Award Shares or the Company.

WITNESS:	GRANTEE:

Date: